EXHIBIT 10.25
ADJUSTED EPS GROWTH PERFORMANCE GOAL
GILEAD SCIENCES, INC.
2022 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
RECITALS
A.The Company maintains the Gilead Sciences, Inc. 2022 Equity Incentive Plan (as the same may be amended, the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.    This Performance Share Award Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of Shares to Participant thereunder.
C.    Capitalized terms not otherwise defined in this Agreement or in the attached Appendix A have the meanings set forth in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:

1.    Grant of Performance Shares. The Company hereby awards to Participant, as of the Grant Date indicated below, Performance Shares under the Plan (the “Award”), subject to the terms and conditions set forth in this Agreement. This Agreement provides Participant with the right to receive one or more Shares on the designated issuance date for those Shares, based upon the extent to which each Performance Share vests pursuant to the terms hereof.
AWARD SUMMARY

Participant:
Grant Date:
Target Number of Performance Shares:
The actual number of Shares that may become issuable pursuant to the Performance Shares subject to this Agreement will be determined in accordance with the performance-vesting and Continuous Service vesting provisions of attached Schedule I. For purposes of the applicable calculations under Schedule I, the target number of Performance Shares to be utilized is shares (the “Target Shares”).

The Performance Shares will be divided into two separate Tranches with one half (1/2) of the Target Shares allocated to each such Tranche.

Vesting Schedule:
Vesting Requirements. Both Tranches of Performance Shares will be subject to the performance-vesting and Continuous Service vesting requirements set forth for that particular Tranche in attached Schedule I and will vest on the Vesting Date.
Change in Control Vesting. The Shares underlying each Tranche of Performance Shares may also vest on an accelerated basis in accordance with the applicable provisions of Paragraph 4 of this Agreement should a Change in Control occur after the start but prior to the completion of the Performance Period applicable to that particular Tranche or the Vesting Date.

Issuance Date:	The Shares which actually vest and become issuable pursuant to each Tranche of Performance Shares will be issued in accordance with the provisions of this Agreement applicable to the particular circumstances under which such vesting occurs.
2.Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the Performance Shares subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those Performance Shares or underlying Shares, including through any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the underlying Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death will be transferred to Participant’s designated beneficiary or, if none or if a beneficiary designation is not permitted by the Administrator or not valid under Applicable Laws, to Participant’s estate.
3.Stockholder Rights and Dividend Equivalents
(a)Participant will not have any stockholder rights, including voting, dividend (except as provided in Paragraph 3(b)) or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance.
(b)Notwithstanding the foregoing, if and to the extent that this Award is outstanding on the record date for any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, and one or more Shares subject to this Award on such record date have not been delivered as of the payment date for such dividend or distribution and do not otherwise receive such dividend or distribution (i.e., those Shares are not otherwise treated as issued and outstanding for purposes of entitlement to the dividend or distribution pursuant to state law, the terms of such distribution or otherwise), then a special book account will be established for Participant and credited with a phantom dividend that is equivalent to the actual dividend or distribution which would have been paid on such Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As such Shares subsequently vest hereunder, the dividend equivalents so credited to those Shares in the book account will vest, and those vested dividend equivalents will be distributed to Participant (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the vested Shares to which those dividend equivalents relate and correspondingly as such Shares are forfeited or cancelled under this Award (including in accordance with the Continuous Service vesting provisions), the dividend equivalents so credited to those Shares in the book account will be forfeited or cancelled. Settlement of dividend equivalents will be subject to the Company’s collection of applicable Withholding Taxes. The Administrator will have the sole discretion to determine the dollar value of any dividend or distribution paid other than in the form of cash, and its determination will control. No dividend equivalent amount will be paid or distributed on Shares under this Award that are forfeited, cancelled or that otherwise are not issued or issuable under this Award.
4.Change in Control. The following provisions will apply only to the extent a Change in Control is consummated prior to the Vesting Date and will have no force or effect if the effective date of the Change in Control occurs after the Vesting Date:
(a)Should (i) the Change in Control occur during a Performance Period that is in effect at the time with respect to a particular Tranche of Performance Shares but prior to the completion of that Performance Period and (ii) Participant remains in Continuous Service through the effective date of that Change in Control, then Participant will immediately vest in that number of Shares equal to the Target Shares allocated to that particular Tranche, without any measurement of Performance Goal attainment to date with respect to that particular Tranche and without regard to the Continuous Service vesting provisions. To the extent the Performance Period for Tranche Two has not commenced prior to the effective date of the Change in Control, the Performance Shares allocated to that Tranche in accordance with Paragraph 1 of this Agreement and the provisions of attached Schedule I will be cancelled, and Participant will not have any further right or entitlement to receive any Shares with respect to those cancelled Performance Shares.
(b)Should (i) the Change in Control occur at any time on or after the completion of the Performance Period applicable to a particular Tranche of Performance Shares but prior to the Vesting Date and (ii) Participant remains in Continuous Service through the effective date of that Change in Control, then Participant will immediately vest in that number of Shares equal to the actual number of Performance-Qualified Shares (if any) at the time subject to that Tranche by reason of the level at which the Adjusted EPS Growth Performance Goal for that Tranche was in fact attained for the Performance Period applicable to that Tranche, without regard to the Continuous Service vesting provisions.
(c)The foregoing provisions of this Paragraph 4 will also apply if Participant’s Continuous Service is terminated without Cause or Participant resigns from Continuous Service due to Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for the Change in Control transaction and ending with the earlier of (i) the termination of the definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control.

(d)    Should Participant cease Continuous Service by reason of Participant’s Retirement at least twelve 12 months following the Grant Date but prior to the Vesting Date and a Change in Control subsequently occurs prior to the Vesting Date, then Participant will, at the time of such Change in Control, immediately vest in that number of Shares equal to the actual number of Performance-Qualified Shares (if any) at the time subject to that Tranche by reason of the level at which the Adjusted EPS Growth Performance Goal for that Tranche was in fact attained for the Performance Period applicable to that Tranche, without regard to the Continuous Service vesting provisions. To the extent a Performance Period for Tranche Two has not commenced prior to the effective date of the Change in Control, the Performance Shares allocated to that Tranche in accordance with Paragraph 1 of this Agreement and the provisions of attached Schedule I will be cancelled, and Participant will not have any further right or entitlement to receive any Shares with respect to those cancelled Performance Shares.
(e)    The number of Shares in which Participant vests determined in accordance with the foregoing provisions of this Paragraph 4 will be converted into the right to receive for each such Share the same consideration per share of Common Stock payable to the other stockholders of the Company in consummation of the Change in Control, and such consideration will be distributed to Participant on the earlier of (i) the 10th business day following the effective date of the Change in Control or (ii) the date those shares would have been issued to Participant in accordance with Paragraph 5 in the absence of such Change in Control. Each issuance or distribution made under this Paragraph 4(e) will be subject to the Company’s collection of the applicable Withholding Taxes.
(f)    Except for the actual number of Shares in which Participant vests in accordance with this Paragraph 4, Participant will cease to have any further right or entitlement to any additional Shares under this Agreement following the effective date of the Change in Control.
(g)    This Agreement will not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5.Settlement of Award.
(a)    Except as otherwise provided in Paragraph 4, the Shares in which Participant vests pursuant to the performance-vesting and Continuous Service vesting provisions of attached Schedule I will be issued as soon as practicable following the Vesting Date, and in all events by no later than March 15 of the calendar year following the year in which the Vesting Date occurs.
(b)    The Company will, on the issuance date, issue to or on behalf of Participant a certificate in electronic form for the Shares in which Participant vests pursuant to the performance-vesting and Continuous Service vesting provisions of attached Schedule I and will concurrently settle with Participant any associated dividend equivalents.

(c)    Except as otherwise provided in Paragraph 4 or this Paragraph 5, the settlement of all Performance Shares or Performance-Qualified Shares which vest under the Award will be made solely in Shares.
(d)    Except as otherwise provided in Paragraph 4, no Shares will be issued prior to the Vesting Date. No fractional Shares will be issued pursuant to the Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement will be rounded down to the next whole share.
(e)    The issuance of Shares pursuant to the Award will be subject to compliance by the Company and Participant with all Applicable Laws relating thereto.
(f)    The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Award will relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, will use its reasonable best efforts to obtain all such approvals.
6.Withholding Taxes.
(a)Participant acknowledges that, regardless of any action the Company or the applicable Related Entity employing or retaining Participant (the “Employer”) may take with respect to any or all Withholding Taxes related to the Award or Participant’s participation in the Plan and legally applicable to Participant, the ultimate liability for all such Withholding Taxes is and remains Participant’s responsibility and may exceed the amount actually withheld by the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the issuance of Shares or other property in settlement of the Award, the subsequent sale of the Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if Participant is or becomes subject to Withholding Taxes in more than one jurisdiction, Participant acknowledges that the Company and the Employer (or a former employer, as applicable) may withhold or account for Withholding Taxes in more than one jurisdiction.

(b)The Company will collect, and Participant hereby authorizes the Company to collect, the Withholding Taxes with respect to the Shares issued under this Agreement (including any Shares issued in settlement of any dividend equivalents) through an automatic share withholding procedure pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”), unless the Share Withholding Method is not permissible or advisable under local law or until the Company otherwise decides, in its sole discretion, to no longer utilize the Share Withholding Method and provides Participant with a corresponding notice. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.
(c)If the Share Withholding Method is not used, then the Withholding Taxes will be collected from Participant through a broker-dealer sale and remittance procedure in accordance with Section 7(d) of the Plan. Participant will, promptly upon request from the Company, execute (whether manually or through electronic acceptance) an appropriate sales authorization (in form and substance reasonably satisfactory to the Company) that authorizes and directs the broker to effect such broker-dealer sale and remittance transactions and remit the sale proceeds, net of brokerage fees and other applicable charges, to the Company in satisfaction of the applicable Withholding Taxes. However, no broker-dealer sale and remittance transaction will be effected unless (i) such a sale is at the time permissible under the Company’s insider trading policies governing the sale of Common Stock and (ii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(d)If the Company determines that such broker-dealer sale and remittance procedure is not permissible or advisable at the time or if Participant otherwise fails to effect a timely sales authorization as required by this Agreement, then the Company may, in its sole discretion, elect either to defer the issuance of the Shares until such procedure can be effected in accordance with Participant’s executed sale directive or to collect the applicable Withholding Taxes through Participant’s delivery of Participant’s separate check payable to the Company (or a wire transfer of funds to the Company) in the amount of such Withholding Taxes or by withholding such amount from other wages payable to Participant. In no event will any Shares be issued in the absence of an arrangement reasonably satisfactory to the Company for the satisfaction of the applicable Withholding Taxes.
(e)The Company will collect the Withholding Taxes with respect to dividend equivalents distributed in a form other than Shares by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion.

(f)The Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, Participant may seek a refund from local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Withholding Taxes directly to the applicable tax authority or to the Company or the Employer.
(g)Notwithstanding the foregoing, to the extent Participant is subject to taxation in the United States, the Withholding Taxes required to be withheld by the Company in connection with the vesting (as determined under applicable tax laws) of the Shares or any other amounts hereunder will in all events be collected from Participant no later than the last business day of the calendar year in which those shares or other amounts vest (as determined under applicable tax laws). Accordingly, to the extent the issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those shares or other amounts vest, Participant will, if so requested by the Company, on or before the last business day of the calendar year in which such shares or other amounts vest, deliver to the Company a check payable to its order (or a wire transfer of funds to the Company ) in the dollar amount equal to the Withholding Taxes required to be withheld with respect to those shares or other amounts. Alternatively, the Company may, in its sole discretion, elect to withhold the dollar amount equal to the Withholding Taxes required to be withheld with respect to those shares or other amounts from other wages payable to Participant, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion. The provisions of this Paragraph 6(g) will be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Section 3121(v) of the Code.

7.Leaves of Absence. For purposes of applying the various Continuous Service vesting provisions of this Agreement, the Administrator may determine that Participant will be deemed to cease Continuous Service on the commencement date of any leave of absence and not to remain in Continuous Service status during the period of that leave, except to the extent otherwise required under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any, or pursuant to the following policy:
(a)Participant will receive Continuous Service credit for vesting purposes for (i) the first three months of an approved personal leave of absence or (ii) the first seven months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.
(b)In no event, however, will Participant be deemed, for vesting purposes hereunder, to remain in Continuous Service beyond the earlier of (i) the expiration date of that leave of absence, unless Participant returns to active Continuous Service on or before that date, or (ii) the date Participant’s Continuous Service actually terminates by reason of Participant’s voluntary or involuntary termination or by reason of Participant’s death or Disability.

8.Nature of Grant. In accepting this Award, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;
(c)    all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)    Participant is voluntarily participating in the Plan;
(e)    the Award and the Shares subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)    the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;
(g)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)    no claim or entitlement to compensation or damages will arise from forfeiture of the Award resulting from the termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Related Entity or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company, any Related Entity and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)    unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of the Company or a Related Entity;

(j)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)     neither the Company, the Employer nor any Related Entity shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to Participant pursuant to the settlement of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
9.Data Privacy.
(a)Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the Related Entities and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.
(b)Declaration of Consent. Participant understands that Participant needs to review the following information about the processing of Participant’s personal data by or on behalf of the Company, the Employer or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare Participant’s consent. As regards the processing of Participant’s Personal Data in connection with the Plan and this Agreement, Participant understands that the Company is the controller of Participant’s Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Participant for the purposes of allocating Shares and implementing, administering and managing the Plan. Participant understands that this Personal Data may include Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Shares or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor. The legal basis for the processing of Participant’s Personal Data, where required, will be Participant’s consent.
(d)Stock Plan Administration Service Providers. Participant understands that the Company transfers Participant’s Personal Data, or parts thereof, to E*TRADE from Morgan Stanley (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s Personal Data with such different service provider that serves the Company in a similar manner. Participant understands and acknowledges that the Company’s service provider will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.
(e)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE from Morgan Stanley, are based in the United States. Participant understands and acknowledges that Participant’s country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Participant’s Personal Data is Participant’s consent.
(f)Data Retention. Participant understands that the Company will use Participant’s Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Participant understands and acknowledges that the Company’s legal basis for the processing of Participant’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Participant’s Personal Data for any of the above purposes, Participant understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participant understands that Participant’s participation in the Plan and Participant’s consent is purely voluntary. Participant may deny or later withdraw Participant’s consent at any time, with future effect and for any or no reason. If Participant denies or later withdraws Participant’s consent, the Company can no longer offer Participant participation in the Plan or offer other equity awards to Participant or administer or maintain such awards and Participant would no longer be able to participate in the Plan. Participant further understands that denial or withdrawal of Participant’s consent would not affect Participant’s status or salary as an employee or Participant’s career and that Participant would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Participant understands that data subject rights regarding the processing of Personal Data vary depending on the Applicable Laws and that, depending on where Participant is based and subject to the conditions set out in the Applicable Laws, Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of Participant’s Personal

Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Participant’s Personal Data that Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or Participant’s employment and is carried out by automated means. In case of concerns, Participant understands that Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Participant’s rights, Participant understands that Participant should contact Participant’s local human resources representative.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan or the Award.
11.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant will be in writing and addressed to Participant at the most current address then indicated for Participant on the Company’s employee records or will be delivered electronically to Participant through the Company’s electronic mail system or through an on-line brokerage firm authorized by the Company to effect sales of the Shares issued hereunder. All notices will be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
12.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, and the legal representatives, heirs and legatees of Participant’s estate.
13.Section 409A of the Code
(a)It is the intention of the parties that the provisions of this Agreement will, to the maximum extent permissible, comply with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4) with respect to each Tranche of Performance Shares under this Award. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions, as they apply to each Tranche, will be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.

(b)However, to the extent this Agreement should be deemed to create a deferred compensation arrangement subject to the requirements of Section 409A of the Code with respect to one or both Tranches of the Performance Shares, then the following provisions will apply with respect to any such Tranche, notwithstanding anything to the contrary set forth herein:
–No Shares or other amounts which become issuable or distributable with respect to such Tranche by reason of Participant’s cessation of Continuous Service will actually be issued or distributed to Participant until or as soon as administratively practicable following the date of Participant’s Separation from Service, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the 15th day of the third calendar month following the date of such Separation from Service. As used herein, “Separation from Service” means Participant’s cessation of Continuous Service that is considered a separation from service under Treasury Regulations Section 1.409A-1(h).
–No Shares or other amounts which become issuable or distributable with respect to such Tranche by reason of Participant’s cessation of Continuous Service will actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh month following the date of Participant’s Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A of the Code, as determined by the Administrator, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. The deferred Shares or other distributable amount will be issued or distributed in a lump sum on the first day of the seventh month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.
– The Shares that are issuable pursuant to each Tranche of Performance Shares in accordance with the provisions of this Agreement and attached Schedule I will be deemed a separate payment for purposes of Section 409A of the Code.

14.Construction; Interpretation. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement will be conclusive and binding on all persons having an interest in the Award. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” is not exclusive. Words in the masculine gender include the feminine gender, and where appropriate, the plural includes the singular and the singular includes the plural. All references to “including” will be construed as meaning “including without limitation.”
15.Governing Law/Venue. The interpretation, performance and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without resort to its conflict-of-laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement or otherwise relating to or arising from this Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made or to be performed.
16.Employment at Will. Nothing in this Agreement or in the Plan will confer upon Participant any right to remain in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Employer or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Continuous Service at any time for any reason, with or without Cause.
17.Plan Prospectus. The official prospectus for the Plan is available on the Company’s intranet at: GNet > Employee Resources > Stock Awards > Plan Documents. Participant may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
20.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

21.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Participant’s country or Participant’s broker’s country, if different, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares, rights to shares (e.g., Performance Shares) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak with Participant’s personal legal advisor on this matter.
22.Clawback/Recoupment. The Performance Shares granted under this Agreement, and any Shares issued or other payments made in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant, including, but not limited to, the Company’s Compensation Recovery Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the Exchange Act, and the Company’s Compensation Reconciliation and Recoupment Policy, as well as any recoupment provisions required under applicable law. By accepting this Award, Participant acknowledges, agrees and consents to the Company’s application, implementation and enforcement of (a) such recoupment policies with respect to all covered compensation received or to be received by Participant, to the extent applicable, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such recoupment policies (as applicable to Participant) or applicable law without further consent or action being required by Participant. For purposes of the foregoing, Participant expressly and explicitly authorizes (i) the Company to issue instructions, on Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and any other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (ii) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to Participant. Participant further agrees to comply with any request or demand for repayment by any Subsidiary in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event will any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance. By accepting the Award, Participant agrees that the Award is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

PARTICIPANT

Signature

APPENDIX A
DEFINITIONS
The following definitions will be in effect under the Agreement:
A.Adjusted EPS means the Company’s Adjusted EPS Growth over the applicable performance period shall be calculated as (i) the Company’s annual non-GAAP diluted earnings per share adjusted to exclude Veklury gross profit, upfront payments related to collaboration agreements and other significant items that are considered unusual or not representative of underlying trends of the Company’s business as reviewed and approved by the CFO and subject to the approval of the Compensation and Talent Committee, divided by (ii) the weighted average shares of diluted common stock outstanding during such fiscal year.
B.Adjusted EPS Growth means the Company’s Adjusted EPS growth rate over the applicable Performance Period, calculated as (i) the Company’s Adjusted EPS for such Performance Period, minus the Company’s Adjusted EPS for the immediately preceding fiscal year, divided by (ii) the Company’s Adjusted EPS for the immediately preceding fiscal year.
C.Performance Goal means, with respect to each separate Tranche of Performance Shares, the Adjusted EPS Growth performance goal established for that Tranche at one or more designated levels of attainment in accordance with the provisions of attached Schedule I (the “Adjusted EPS Growth Performance Goal”) that must be subsequently attained in order to satisfy the performance-vesting requirement for the Shares allocated to that particular Tranche.
D.Performance Period means the one-year period specified on attached Schedule I for each separate Tranche of Performance Shares over which the attainment of the Adjusted EPS Growth Performance Goal applicable to that particular Tranche is to be measured.
E.Performance-Qualified Shares means, with respect to each separate Tranche of Performance Shares, the maximum number of Shares in which Participant can vest based on the level at which the Performance Goal applicable to that particular Tranche is in fact attained and will be calculated in accordance with the provisions of attached Schedule I. Each Performance-Qualified Share that vests pursuant to the terms of the Award will entitle Participant to receive one Share.
F.Service Period means, with respect to each Tranche of Performance Shares, the applicable service period specified for that particular Tranche in attached Schedule I over which the Continuous Service vesting requirement in effect for that Tranche is to be measured.
G.Tranche means the two separate tranches (Tranche One and Tranche Two) into which the Performance Shares subject to this Award are divided in accordance with the provisions of Paragraph 1 of this Agreement and attached Schedule I.
H.Vesting Date means the “Certification Date” as defined in that certain Performance Share Award Agreement governing the Performance Shares granted to Participant on the date hereof that vest based on the Company’s achievement of certain relative total shareholder return metrics.

SCHEDULE I
PERFORMANCE GOALS AND PERFORMANCE PERIODS FOR PERFORMANCE SHARES
ESTABLISHMENT OF SEPARATE TRANCHES
The Target Shares subject to the Award have, in accordance with Paragraph 1 of this Agreement, been divided into two separate Tranches: Tranche One and Tranche Two. Each such separate Tranche will cover one-half of the Target Shares (with, in the case of an uneven number of Target Shares, those allocated to Tranche One rounded up and those allocated to Tranche Two rounded down) and will have its own separate Performance Period and Service Period.
PERFORMANCE PERIOD FOR TRANCHE ONE
The measurement period for the Performance Goal for the Performance Shares allocated to Tranche One will be the one-year period coincident with the Company’s 2025 fiscal year (the “Tranche One Performance Period”).
SERVICE PERIOD FOR TRANCHE ONE
The applicable Service Period for the Continuous Service vesting condition for Tranche One will be the period beginning January 1, 2025 and ending on the Vesting Date.
PERFORMANCE GOAL FOR PERFORMANCE VESTING FOR TRANCHE ONE
Performance Goal for Tranche One: The performance-vesting requirement for the Performance Shares allocated to Tranche One will be the Company’s achievement of Adjusted EPS Growth for the Tranche One Performance Period ranging from -8.2% at threshold level attainment to 2.0% at target level attainment and to 9.7% at maximum level attainment, with the Adjusted EPS Growth achievement at any other point within such range to be a percentage determined on a straight-line interpolated basis pursuant to the 2025 Fiscal Year Adjusted EPS Growth Payout Slope set forth below.
Performance-Qualified Shares: Within 65 days after the completion of the Tranche One Performance Period, the Administrator will determine and certify the Adjusted EPS Growth achieved by the Company for the Tranche One Performance Period. The actual number of Performance-Qualified Shares that results from such certification (the “Tranche One Performance-Qualified Shares”) may range from 0% to 200% of the Target Shares allocated to Tranche One in accordance with Paragraph 1 of this Agreement, as such number may be adjusted from time to time pursuant to the provisions of the Plan. The actual percentage will be determined on the basis of the Adjusted EPS Growth that the Administrator certifies has in fact been achieved for the Tranche One Performance Period; provided, however, that the maximum number of the Shares that may qualify as Tranche One Performance-Qualified Shares may not exceed 200% of the Target Shares allocated to Tranche One in accordance with Paragraph 1 of this Agreement, as such number may be adjusted from time to time pursuant to the provisions of the Plan.

Payout Slope for Determining Number of Performance-Qualified Shares Based on Attained Level of Tranche One Performance Goal: The number of Shares that may qualify as Tranche One Performance-Qualified Shares on the basis of the certified Adjusted EPS Growth achieved by the Company for the Tranche One Performance Period will be calculated by multiplying the number of Target Shares allocated to Tranche One in accordance with Paragraph 1 of this Agreement (as such number may be adjusted from time to time pursuant to the provisions of the Plan) by the applicable percentage determined in accordance with the following Adjusted EPS Growth payout slope for the Tranche One Performance Goal (with appropriate straight-line interpolation for any attained level within two otherwise designated levels in such slope):

2025 FISCAL YEAR ADJUSTED EPS GROWTH PAYOUT SLOPE

Adjusted EPS Growth Achievement	% of Target	Performance Shares Earned Under Tranche
-8.2%	90.0%	50%
2.0%	100.0%	100%
9.7%	107.5%	200%

PERFORMANCE PERIOD FOR TRANCHE TWO
The measurement period for the Performance Goal for the Performance Shares allocated to Tranche Two will be the one-year period coincident with the Company’s 2026 fiscal year (the “Tranche Two Performance Period”).
SERVICE PERIOD FOR TRANCHE TWO
The applicable Service Period for the Continuous Service vesting condition for Tranche Two will be the period beginning January 1, 2026 and ending on the Vesting Date.
PERFORMANCE GOAL FOR PERFORMANCE VESTING FOR TRANCHE TWO
Performance Goal for Tranche Two: The performance-vesting requirement for the Performance Shares allocated to Tranche Two will be the Company’s achievement of Adjusted EPS Growth for the Tranche Two Performance Period ranging from -5.5% at threshold level attainment to 5.0% at target level attainment and to 12.3% at maximum level attainment, with the Adjusted EPS Growth achievement at any other point within such range to be a percentage determined on a straight-line interpolated basis pursuant to the 2026 Fiscal Year Adjusted EPS Growth Payout Slope set forth below.
Performance-Qualified Shares: Within 65 days after the completion of the Tranche Two Performance Period, the Administrator will determine and certify the Adjusted EPS Growth achieved by the Company for the Tranche Two Performance Period. The actual number of Performance-Qualified Shares that results from such certification (the “Tranche Two Performance-Qualified Shares”) may range from 0% to 200% of the Target Shares allocated to Tranche Two in accordance with Paragraph 1 of this Agreement, as such number may be adjusted from time to time pursuant to the provisions of the Plan. The actual percentage will be determined on the basis of the Adjusted EPS Growth that the Administrator certifies has in fact been achieved for the Tranche Two Performance Period; provided, however, that the maximum number of the Shares that may qualify as Tranche Two Performance-Qualified Shares may not exceed 200% of the Target Shares allocated to Tranche Two in accordance with Paragraph 1 of this Agreement, as such number may be adjusted from time to time pursuant to the provisions of the Plan.
Payout Slope for Determining Number of Performance-Qualified Shares Based on Attained Level of Tranche Two Performance Goal: The number of Shares that may qualify as Tranche Two Performance-Qualified Shares on the basis of the certified Adjusted EPS Growth achieved by the Company for the Tranche Two Performance Period will be calculated by multiplying the number of Target Shares allocated to Tranche Two in accordance with Paragraph 1 of this Agreement (as such number may be adjusted from time to time pursuant to the provisions of the Plan) by the applicable percentage determined in accordance with the following Adjusted EPS Growth payout slope for the Tranche Two Performance Goal (with appropriate straight-line interpolation for any attained level within two otherwise designated levels in such slope):

2026 FISCAL YEAR ADJUSTED EPS GROWTH PAYOUT SLOPE

Adjusted EPS Growth Achievement	% of Target	Performance Shares Earned Under Tranche
-5.5%	90.0%	50%
5.0%	100.0%	100%
12.3%	107.5%	200%
CONTINUOUS SERVICE VESTING REQUIREMENT FOR PERFORMANCE-QUALIFIED SHARES
The number of Shares in which Participant may actually vest on the basis of the number of Performance-Qualified Shares certified by the Administrator for each separate Tranche of Performance Shares in accordance with the foregoing provisions will be tied to his or her completion of the following Continuous Service vesting requirement applicable to each such Tranche:
–If Participant remains in Continuous Service through the Vesting Date, Participant will vest in 100% of the Performance-Qualified Shares certified by the Administrator for that Tranche.
–Death; Disability. In the event Participant’s Continuous Service terminates prior to the Vesting Date by reason of death or Disability, then: (a) if such cessation of Continuous Service occurs at any time on or after the completion of the Performance Period applicable to a particular Tranche of Performance Shares, Participant will immediately vest in the number of Shares equal to the actual number of Performance-Qualified Shares (if any) that was earned for the Performance Period applicable to that Tranche, and (b) if such cessation of Continuous Service occurs prior to the completion of the Performance Period applicable to a particular Tranche of Performance Shares, Participant will immediately vest in the Target Shares allocated to that particular Tranche. The Shares that vest pursuant to this paragraph will be issued or distributed on or as soon as administratively practicable after the date of Participant’s cessation of Continuous Service, but in no event later than the later of (i) the close of the calendar year in which such cessation of Continuous Service occurs or (ii) the 15th day of the third calendar month following such Cessation of Continuous Service.
–Retirement. If Participant’s Continuous Service terminates prior to the Vesting Date but at least 12 months following the Grant Date by reason of Retirement, then Participant will, on the Vesting Date, vest in 100% of the Performance-Qualified Shares certified by the Administrator for that Tranche as if Participant had remained in Continuous Service through the Vesting Date.

–In the event Participant’s Continuous Service ceases for any other reason (including, without limitation, any deemed cessation of Continuous Service under Paragraph 7 of this Agreement) prior to the Vesting Date, then Participant will not vest in any of the Performance-Qualified Shares covered by any Tranche, and all of Participant’s right, title and interest to the Shares underlying each Tranche will immediately terminate; provided, however, that should a Change in Control occur prior to the Vesting Date, then the provisions of Paragraph 4 of the Agreement will govern the vesting of the Performance Shares (if any) allocated to each Tranche.